Exhibit 10(HH)
SERVICES AND AFFILIATION AGREEMENT
     THIS SERVICES AND AFFILIATION AGREEMENT (this “Agreement”) is entered into this 30th day of October, 2009 between SOUTHERN MUTUAL INSURANCE COMPANY, a Georgia mutual fire insurance company (“Southern Mutual”) and DONEGAL MUTUAL INSURANCE COMPANY, a Pennsylvania mutual fire insurance company (“Donegal Mutual”) in accordance with the terms of a Surplus Note Purchase Agreement dated as of September 8, 2009 (the “Note Purchase Agreement”) with Donegal Mutual. All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Note Purchase Agreement.
WITNESSETH:
     WHEREAS, Donegal Mutual purchased on the date hereof a surplus note (the “Surplus Note”) of Southern Mutual in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) pursuant to the Note Purchase Agreement;
     WHEREAS, a condition precedent in the Note Purchase Agreement to Donegal Mutual’s purchase of the Surplus Note is that Southern Mutual and Donegal Mutual enter into this Agreement to assist Southern Mutual in reducing its expense ratio and to provide advice and assistance to the officers and employees of Southern Mutual in connection with their conduct of the operations of Southern Mutual;
     WHEREAS, Donegal Mutual and Southern Mutual are entering into a Quota Share Reinsurance Agreement purchase to which Southern Mutual shall cede to, and Donegal Mutual shall assume from, Southern Mutual up to 100% of the net written premiums of Southern Mutual; and
     WHEREAS, Southern Mutual and Donegal Mutual are also entering into a Technology License Agreement whereby Donegal Mutual will license certain of its computer applications and systems to Southern Mutual on the terms and conditions set forth in the Technology License Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, Donegal Mutual and Southern Mutual agree as follows:
     1. Effective Date. The effective date of this Agreement shall be the date of the Closing under the Note Purchase Agreement. This Agreement shall continue in effect unless and until terminated pursuant to Section 5.

     2. Services To Be Rendered.
          (a) In order to achieve the objectives of Southern Mutual in entering into this Agreement, Donegal Mutual shall have the authority, subject to the ultimate authority of the Board of Directors of Southern Mutual, to oversee all of Southern Mutual’s principal business activities including the following operations:
               (i) Underwriting — the development, implementation and administration of policies relating to underwriting and the acceptance of risks, the maintenance of underwriting manuals and guidelines and services relating to the development of rates, the provision of all actuarial services necessary or appropriate for the operation of Southern Mutual’s business, the analysis of loss trends and reserve developments and risk concentrations and the arranging for insurance and other reasonable risk management services in the underwriting process to protect Southern Mutual and its properties and other assets against loss, damage and liabilities;
               (ii) Claims — the admitting, adjusting, compromising, rejection and settlement of claims under insurance policies issued by Southern Mutual and the collection of reinsurance and recoverables;
               (iii) Reinsurance — the review, negotiation, monitoring and coordination of all reinsurance contracts and placements, including the determination of the amounts, terms, types and structure of reinsurance to be obtained and the selection of the reinsurers;
               (iv) Investments — the oversight of the investment of all available funds in the name of and on behalf of Southern Mutual pursuant to its investment policy;
               (v) Data Processing Analysis — analysis and consultation regarding the advisability and potential benefits of migrating Southern Mutual’s computer systems to Donegal Mutual’s computer systems and the adaptation of Southern Mutual’s computer system so it can operate Donegal Mutual’s WritePro® and WriteBiz® applications;
               (vi) Personnel and Professional Services — the appointment, direction, removal and suspension, in the name of and on behalf of Southern Mutual, of employees and agents, including the determination of the appropriate levels thereof, and the ongoing review and analysis of professional services, including the retention of counsel, accountants and other consultants and the payment to them, from the funds of Southern Mutual, of their reasonable fees for services and reasonable expenses incurred in connection with such services;
               (vii) Financial Reporting — the analysis and reporting of actual performance to budgeted performance, including analysis of financial results through the budgeted period and the preparation of all statements and reports necessary or appropriate for Southern Mutual’s business, including reports to insurance regulatory authorities.
               (viii) Tax Administration — the ordinary and necessary tax administration services for income taxes, premium taxes, sales and use taxes, franchise and similar taxes and any other taxes incurred;
               (ix) Accounting Services — the providing of routine accounting and bookkeeping services relating to cash, cash equivalents, receivables, supplies and other inventory items, fixed assets and other asset accounting, accounts payable, notes payable, other trade payables, payroll and payroll taxes, other general ledger items, accounting services relating to investments and the reconciliation of all bank accounts; and
               (x) Policyholder Services — the maintenance of policyholders’ customer relation services and the maintenance of policyholder information, including names, addresses, policy anniversary dates and premiums due.
          (b) Donegal Mutual shall use its commercially reasonable efforts to provide the services described above and such other or additional services as Southern Mutual’s Board of Directors may from time to time request pursuant to this Agreement in such manner as Southern Mutual’s Board of Directors, in its business judgment, exercised in accordance with applicable law, deems necessary or appropriate. Notwithstanding the foregoing, Southern Mutual agrees that Donegal Mutual shall have no obligation to provide services to Southern Mutual of a quality greater than the quality of such services that Donegal Mutual maintains for its own operations. All byproducts from the services provided by Donegal Mutual pursuant to this Agreement shall be the property of Southern Mutual except whereby expressly provided to the contrary in this Agreement or in the Technology License Agreement. Donegal Mutual shall cause the services to be rendered by it to Southern Mutual pursuant to this Agreement to be covered by Donegal Mutual’s disaster recovery plans.
          (c) Nothing in this Agreement shall constitute or be construed to be or create a partnership or joint venture relationship between Southern Mutual and Donegal Mutual. In connection with the performance of services under this Agreement, neither Southern Mutual nor Donegal Mutual shall make any statement or take any action that is inconsistent with the provisions of this Section 2(c).
     3. Payment for Services.
          (a) Donegal Mutual agrees to bear the costs of the services Donegal Mutual provides pursuant to this Services Agreement in consideration of the Quota Share Reinsurance Agreement between Donegal Mutual and Southern Mutual. Southern Mutual shall pay from its own funds all of its own operating costs and expenses in accordance with the Ordinary Course of Southern Mutual’s business.

          (b) Southern Mutual shall be solely responsible for, and shall hold harmless and indemnify Donegal Mutual, including its successors, officers, directors, employees, agents and affiliates, from and against all losses, claims, damages, liabilities and expenses, including any and all reasonable expenses and attorneys’ fees and disbursements incurred in investigating, preparing or defending against any litigation or proceeding, whether commenced or threatened, or any other claim whatsoever, whether or not resulting in any liability, suffered, incurred, made, brought or asserted by any person not a party to this Agreement in connection with Donegal Mutual’s provision of services to Southern Mutual, unless such loss, claim, damage, liability or expense results from the negligence, willful misconduct or fraud of Donegal Mutual or its officers, directors, employees, agents or affiliates or any other person engaged by Donegal Mutual to provide services to Southern Mutual.
          (c) Donegal Mutual shall be solely responsible for, and shall hold harmless and indemnify Southern Mutual, including its successors, officers, directors, employees, agents and affiliates, from and against all losses, claims, damages, liabilities and expenses, including any and all reasonable expenses and attorneys’ fees and disbursements incurred in investigating, preparing or defending against any litigation or proceeding, whether commenced or threatened, or any other claim whatsoever, whether or not resulting in any liability, suffered, incurred, made, brought or asserted by any person not a party to this Agreement resulting from the negligence, willful misconduct or fraud of Donegal Mutual or its officers, directors, employees, agents or affiliates or any other person engaged by Donegal Mutual to provide services to Southern Mutual.
     4. Approval by Commissioner. Donegal Mutual and Southern Mutual agree to submit this Agreement and any other required information and filings to the Commissioner of Insurance of the State of Georgia (the “Commissioner”) for his review and approval in accordance with the Georgia Insurance Code.
     5. Termination; Extension.
          (a) This Agreement shall terminate on December 31, 2014, except if extended by Southern Mutual as provided in Section 5(b); and further provided, however, that this Agreement may be terminated at any time prior to such date in any of the following events:
               (i) By Donegal Mutual, upon written notice to Southern Mutual, if Southern Mutual shall become insolvent or shall become subject to any voluntary or involuntary conservatorship, rehabilitation, receivership, reorganization, liquidation or bankruptcy case or proceeding or the surplus of Southern Mutual is less than the minimum amount of surplus required by the laws of the State of Georgia for the classes of insurance Southern Mutual is then transacting;

               (ii) By Donegal Mutual, upon written notice to Southern Mutual, if the designees of Donegal Mutual shall cease to constitute a majority of the members of the Board of Directors of Southern Mutual;
               (iii) By Southern Mutual, upon written notice to Donegal Mutual, if Donegal Mutual shall become insolvent or shall become subject to any voluntary or involuntary conservatorship, receivership, reorganization, liquidation or bankruptcy case or proceeding; or
               (iv) By Southern Mutual, upon written notice to Donegal Mutual, subsequent to payment in full of the Surplus Note.
          (b) Subject to subsection (a) of this Section 5, Southern Mutual shall have the option to extend the term of this Agreement for one additional year upon delivery of a written notice of extension to Donegal Mutual not later than 90 days prior to the expiration of the then current term. Southern Mutual shall have the right to exercise the extension option for five successive years commencing with an option to extend the scheduled termination date of December 31, 2014 to December 31, 2015 and ending with an option to extend the termination date to December 31, 2019.
          (c) Any termination of this Agreement by Donegal Mutual pursuant to Sections 5(a)(i) or 5(a)(ii) of this Agreement shall only become effective (i) 18 months after the date on which written notice of termination is given to Southern Mutual by Donegal Mutual and (ii) subject to the receipt of any necessary insurance regulatory approvals.
     6. Confidentiality. Donegal Mutual agrees during the term of this Agreement and subsequent to the termination of this Agreement to hold in confidence all documents, materials and other information that Donegal Mutual shall have obtained about Southern Mutual during the term of this Agreement (the “Confidential Information”).
     7. Miscellaneous.
          (a) All notices or other communications required or permitted under this Agreement shall be in writing and shall be given by confirmed facsimile or registered mail, postage prepaid, addressed as follows:
     if to Southern Mutual, to:
Southern Mutual Insurance Company
360 Alps Road
Athens, Georgia 30606
Attention: Allen R. Green, President
Facsimile: 706-549-7855

     if to Donegal Mutual, to:
Donegal Mutual Insurance Company
1195 River Road
Marietta, Pennsylvania 17547
Attention: Donald H. Nikolaus, President
Facsimile: 717-426-7009
Such notice shall be given at such other address or to such other representative as a party to this Agreement may furnish pursuant to this Section 7(a) to the other party to this Agreement.
          (b) No assignment, transfer or delegation, whether by merger or other operation of law or otherwise, of any rights or obligations under this Agreement shall be made by a party to this Agreement without the prior written consent of the other party to this Agreement and, if required by applicable law, the Commissioner and any other insurance regulatory authority having jurisdiction over this Agreement. This Agreement shall be binding upon the parties hereto and their respective permitted successors and assigns.
          (c) This Agreement constitutes the entire agreement of the parties to this Agreement with respect to its subject matter, supersedes all prior agreements, if any, of the parties to this Agreement with respect to its subject matter and may not be amended except in writing signed by the party to this Agreement against whom the change is asserted. The failure of any party to this Agreement at any time or times to require the performance of any provision of this Agreement shall in no manner affect the right to enforce the same and no waiver by any party to this Agreement of any provision or breach of any provision of this Agreement in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision or breach of any other provision of this Agreement.
          (d) In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause continued performance of this Agreement as contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.
          (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

SOUTHERN MUTUAL INSURANCE COMPANY
By:	/s/ Allen R. Green
Allen R. Green, President

DONEGAL MUTUAL INSURANCE COMPANY
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President